UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form CB/A
                                 Amendment No. 2
                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:


Securities Act Rule 801 (Rights Offering)                                    /_/



Securities Act Rule 802 (Exchange Offer)                                     /x/



Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                          /_/



Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                        /x/



Exchange Act Rule 14e-2(d) (Subject Company Response)                        /_/



                               RIVERDEEP GROUP PLC
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                            (Name of Subject Company)


                                       N/A
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      (Translation of Subject Company's Name into English (if applicable))


                                     IRELAND
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        (Jurisdiction of Subject Company's Incorporation or Organization)


                             HERTAL ACQUISITIONS PLC
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                       (Name of Person(s) Furnishing Form)

                   Ordinary Shares, par value $0.10 per share
 American Depositary Shares, each representing six ordinary shares, par value $0.10 per share
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                     (Title of Class of Subject Securities)

                                    76870Q109
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              (CUSIP Number of Class of Securities (if applicable))

                                Barry O'Callaghan
                             3rd Floor, Styne House
                      Upper Hatch Street, Dublin 2, Ireland
                               (011)353-1-670-7570
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            (Name, Address (including zip code) and Telephone Number
            (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

                                February 3, 2003
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                  (Date Tender Offer/Rights Offering Commenced)

Part I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit 34:Level of Acceptances and Extension of Offer dated February 25, 2003.

Item 2.  Informational Legends

A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included on the outside cover page or other prominent portion of the Recommended Cash Offer dated February 3, 2003 by Goodbody Corporate Finance and J.P. Morgan plc on behalf of Hertal Acquisitions plc and (in the United States) by Hertal Acquisitions plc for Riverdeep Group plc.


PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS


None.


PART III CONSENT TO SERVICE OF PROCESS

The person furnishing this Form filed an irrevocable consent and power of attorney on Form F-X with the Securities and Exchange Commission on January 21, 2003.

                                   SIGNATURES


After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 26, 2003           HERTAL ACQUISITIONS PLC


                                   By:/s/ Barry O'Callaghan
                                      ------------------------------------------
                                      Name:  Barry O'Callaghan
                                      Title: Chief Executive Officer Designate